Exhibit (l)

STEVEN ETKIND               SADIS & GOLDBERG LLC             Telephone
RON S. GEFFNER*               Attorneys at Law             (212) 947-3793
JEFFREY C. GOLDBERG     463 Seventh Avenue, Suite 1601       Telecopier
DOUGLAS R. HIRSCH*         New York, New York 10018        (212) 947-3796
JACK M. SADIS                                                  E-mail
ROBERT S. SCHNEIDER                                    rschneider@sglawyers.com
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FRANCIS BIGELOW                                             STEVEN HUTTLER
DANIELLE EPSTEIN
DENNIS HIRSCH+                                              THOMAS F. KONOP
CHRISTINE B. KOO                                               Of Counsel
MARTIN STANKIEWICZ
MITCHELL TARAS
ELIZABETH TEIRA*
AMY ZOBEL

*Also a Member of NJ Bar
+Also a Member of CA Bar



                                                                   June 28, 2005

Board of Directors
Generation Hedge Strategies Fund LLC
400 Andrews Street, Suite 720
Rochester, New York 14604

Re: Generation Hedge Strategies Fund LLC

Dear Sirs:

We have acted as counsel to Generation Hedge Strategies Fund LLC ("Fund") in connection with the filing of Pre-Effective Amendment No. 2 to the registration statement of the Fund on Form N-2 (File Nos. 333-114122 and 811-21548) ("Registration Statement"), under the Securities Act of 1933, as amended ("1933 Act"), and under the Investment Company Act of 1940, as amended, relating to the proposed issuance of 100,000 units of limited liability company interest ("Units").

We have examined the Fund's Certificate of Formation and the Limited Liability Company Operating Agreement with respect to the Units, and are familiar with the actions taken by the Fund's Directors in connection with the issuance and sale of the Units. We have examined signed copies of the Registration Statement of the Fund on Form N-2 filed April 1, 2004; Pre-Effective Amendment No. 1 to the Registration Statement of the Fund on Form N-2 filed August 12, 2004; and the exhibits thereto. We also have examined and relied on a draft copy of minutes of the organizational meeting and resolutions of the Board of Directors of the Fund and such other documents and records, as we have deemed necessary for the purpose of this opinion.

Based on such examination, we are of the opinion that:

1. The Fund is a Delaware limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware; and


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2.       The Units to be offered for sale by the Fund, when issued in the manner contemplated by the Registration Statement, will be validly issued, fully-paid and non-assessable.

We are attorneys licensed to practice only in the State of New York. The foregoing opinion is limited to the Federal laws of the United States and the Limited Liability Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to Sadis & Goldberg LLC under the caption "Legal Counsel" in the Statement of Additional Information, which is incorporated by reference into the Prospectus comprising a part of the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act, and the rules and regulations thereunder.

Very truly yours,


/s/ Sadis & Goldberg LLC